Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------                           CONTACT:
THURSDAY, APRIL 27, 2006                        JOHN F. REBELE
                                                SENIOR VICE PRESIDENT,
                                                CHIEF FINANCIAL OFFICER AND
                                                CHIEF ADMINISTRATIVE OFFICER
                                                BUILDING MATERIALS
                                                CORPORATION OF AMERICA
                                                (973) 628-4038



          BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES ELECTION
          ------------------------------------------------------------
           OF ROBERT TAFARO AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
           ---------------------------------------------------------


         Building Materials Corporation of America ("BMCA"), which operates under the name of GAF Materials Corporation, is pleased to announce the election of Robert B. Tafaro as President and Chief Executive Officer of BMCA, effective immediately. Tafaro replaces Bill Collins who left BMCA to join the Katrina recovery effort at Habitat for Humanity International and Samuel J. Heyman who has served as Acting Chief Executive Officer over the last six months. Mr. Heyman stated, "We are very fortunate to have someone with Bob's demonstrated leadership in the building materials industry to head our Company as well as the strong and capable team of senior managers developed under Bill Collins' leadership over the years."

         Bob Tafaro joined the Company in 1989 and over the past 17 years has held progressively more responsible positions. Most recently, he has served as Chief Operating Officer. Tafaro currently serves on the Board of Directors at BMCA and ARMA, the Asphalt Roofing Manufacturers Association, and is also



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presently the President of ARMA, and is highly respected across the industry by customers and competitors.

         Bob started with BMCA as Field Sales Manager for the New York District, and then served as Regional Manager of our Eastern Sales Region; Director of Marketing, Residential Products; Vice President Sales and Marketing, Residential; Senior Vice President and General Manager - Steep Slope Systems.

                                     * * * *


         Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., with annual sales in 2005 of approximately $2 billion, and is North America's largest manufacturer of residential and commercial roofing products and specialty building products.





















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